Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

POTOMAC HOLDING LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Potomac Holding LLC (the “Company”) dated as of this 6th day of November, 2014, by Danaher Corporation, a Delaware corporation, as the sole member of the Company (the “Member”).

RECITALS

WHEREAS, the Company was formed pursuant to the Certificate of Formation of the Company, filed with the Secretary of State of the State of Delaware on September 29, 2014 (the “Certificate of Formation”);

WHEREAS, the Company is governed by that certain Limited Liability Company Agreement of Potomac Holding LLC, dated as of October 12, 2014 (the “Original Agreement”);

WHEREAS, the Member desires to amend and restate the Original Agreement in its entirety on the terms and subject to the conditions set forth in this Agreement in accordance with the Delaware Limited Liability Company Act, 6 Del. C § 18-101, et seq., as it may be amended or succeeded from time to time (the “Act”), to establish or provide for the establishment of a board of managers (the “Board”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE 1

The Limited Liability Company

1.1 Formation. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. The Certificate of Formation was filed on September 29, 2014 by Deborah M. Reusch, as Authorized Person, in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Member hereby approves, ratifies and confirms in all respects the actions of Deborah M. Reusch in connection with the formation of the Company.

1.2 Name. The name of the Company shall be “Potomac Holding LLC” and its business shall be carried on in such name with such variations and changes as the Board shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4 Registered Office and Agent. The location of the registered office of the Company shall be 1209 Orange Street, Wilmington, Delaware 19801. The Company’s Registered Agent at such address shall be The Corporation Trust Company.

1.5 Term. Subject to the provisions of Article 6 below, the Company shall have perpetual existence.

ARTICLE 2

The Member

2.1 The Member. The name and address of the Member are as follows:

Name	Address

Danaher Corporation	2200 Pennsylvania Avenue, NW
Suite 800 W Washington, D.C. 20037

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5 Admission of Members. New members shall be admitted only upon the approval of the Board.

ARTICLE 3

The Board of Managers

3.1 Management by the Board.

(a) Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by the Board, which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of one (1) to five (5) individuals (the “Managers”), the exact number of Managers to be determined from time to time by resolution of the Member. The initial Board shall consist of two (2) Managers, who shall be Daniel L. Comas and James A. Lico.

(b) Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Member.

(c) Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

3.2 Action by the Board.

(a) Meetings of the Board may be called by any Manager upon 24 hours prior written notice to each Manager. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board. All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.

(b) Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. Notice of any meeting may be waived by any Manager.

3.3 Power to Bind the Company. None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

3.4 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

ARTICLE 4

Capital Structure and Contributions

4.1 Capital Structure. The capital structure of the Company shall consist of one class of limited liability company interests that are hereby designated as common units (the “Common Units”). All Common Units shall be identical with each other in every respect. The Member shall own all of the Common Units issued and outstanding.

4.2 Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE 5

Profits, Losses and Distributions

5.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board. In each year, profits and losses shall be allocated entirely to the Member.

5.2 Distributions. The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Units, the determined amount when, as and if, declared by the Board. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE 6

Events of Dissolution

The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) The Member votes for dissolution; or

(b) A judicial dissolution of the Company under Section 18-802 of the Act.

No other event, including, without limitation, the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member, shall cause the dissolution of the Company;

provided, however, that in the event of any occurrence resulting in the termination of the continued membership of the last remaining member of the Company, the Company shall be dissolved unless, within 90 days following such event, the personal representative of the last remaining member agrees in writing to continue the Company and to the admission of such personal representative (or any other person or entity designated by such personal representative) as a member of the Company, effective upon the event resulting in the termination of the continued membership of the last remaining member of the Company.

ARTICLE 7

Transfer of Interests in the Company

The Member may sell, assign, transfer, convey, gift, exchange, pledge, hypothecate or otherwise dispose of (“Transfer”) any or all of its Common Units to any person or entity; provided, however, that such person or entity to whom such Common Units are Transferred shall be an assignee and shall have no right to participate in the Company’s business and affairs unless and until such person or entity shall be admitted as a member of the Company upon (i) the prior written approval by the Board pursuant to Section 2.5 of this Agreement and (ii) receipt by the Company of a written agreement executed by the person or entity to whom such Common Units are Transferred agreeing to be bound by the terms of this Agreement.

ARTICLE 8

Exculpation and Indemnification

8.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Member (nor any officers, directors, stockholders, partners, members, managers, employees, affiliates, representatives or agents of the Member), the Managers nor any officer of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by a Covered Person in good faith in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided such act or omission does not constitute fraud, willful misconduct or gross negligence.

8.2 Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative) (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 8.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred in defending any Claim by (i) the Member (or any officer, director, stockholder, partner, member, manager, or affiliate of the Member) or any Manager shall be paid by the Company and (ii) any other Covered Person may be paid by the Company, but only upon the prior written approval of the Board in its sole and absolute discretion, upon such terms and conditions, if any, as the Board deems appropriate, in each case, in advance of the final disposition of such Claim and upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 8.2.

8.3 Amendments. Any repeal or modification of this Article 8 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article 8, including the right to indemnification and to the advancement of expenses of a Covered Person, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 9

Miscellaneous

9.1 U.S. Tax Status. It is the intention of the Member that for United States federal income tax purposes the Company initially be classified as a corporation upon its formation and that all Common Units shall be treated as common stock. It is further the intention of the Member that an election under Treasury Regulation Section 301.7701-3(c) shall be made to treat the Company as a corporation for United States federal income tax purposes effective as of its date of formation. The Member agrees to the foregoing treatment and agrees to take no action inconsistent with such treatment.

9.2 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be effective only if approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or, if none is specified, as of the date of such approval.

9.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

9.5 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

DANAHER CORPORATION

By:	/s/ James O’Reilly
	Name:	James O’Reilly
	Title:	VP, Associate General Counsel & Secretary